Exhibit 99.1

For more information,
contact:	Steven Deerwester Vice President of Finance sdeerwester@firstwave.net 770-250-0353

 Firstwave Reports Second Quarter Results for 2006

A return to profitability and increased cash position

ATLANTA (August 14, 2006) - Firstwave Technologies, Inc. (NASDAQ: FSTW), a web-based, CRM solutions provider, today announced financial results for the second quarter ended June 30, 2006.

Continuing Operations
Net income applicable to common shareholders for the second quarter of 2006 improved by $423,000 to net income of $210,000 from a net loss of $213,000 in the second quarter of 2005. Net income per basic share was $.08 and net income per diluted share was $0.07 for the second quarter of 2006 compared to a net loss applicable to common shareholders of $0.08 per basic and diluted share for the second quarter of 2005. For the six months ended June 30, 2006, the net income applicable to common shareholders was $24,000, or $0.01 per basic and diluted share, compared to a net loss of $1,034,000 for the six months ended June 30, 2005, or $0.38 per basic and diluted share.

Aided by a large transaction announced May 5, 2006, software revenues increased 496% to $542,000 in the second quarter of 2006 from $91,000 in the second quarter of 2005. For the six months ended June 30, 2006, software revenue increased 240% to $589,000 from $173,000 for the six months ended June 30, 2005. Services revenues decreased 89% to $20,000 in the second quarter of 2006 from $177,000 in the second quarter of 2005. For the six months ended June 30, 2006, services revenue decreased 70% to $114,000 from $377,000 for the six months ended June 30, 2005. Maintenance revenues decreased 22% to $396,000 during the second quarter of 2006 from $506,000 in the second quarter of 2005. For the six months ended June 30, 2006, maintenance revenues decreased 21% to $854,000 in 2006 from $1,085,000 for the six months ended June 30, 2005. Total revenues for the second quarter of 2006 increased 21% to $958,000 from $793,000 in the second quarter of 2005. For the six months ended June 30, 2006, total revenues decreased 7% to $1,557,000 from $1,674,000 for the six months ended June 30, 2005.

“We are excited that we have returned to profitability and have continued to increase our cash position during the quarter,” said Richard Brock, Chairman and CEO of the Company. “With increased revenues and a lower level of expenses, we believe we can continue to improve our performance as we grow the business. While we cannot count on large transactions to provide dramatic improvements, we believe our balance sheet will grow stronger over the next several quarters. Even though we anticipate our total expenses during the quarter ending September 30, 2006 will be lower than our total second quarter expenses, we have added new employees who we expect will increase our direct sales of licenses and services.”

“As announced today, Lisa Cramer will be leading our direct sales and marketing efforts. Her experience as President of a software company developing and selling on-demand applications in the sales effectiveness and CRM markets allows her to begin adding value to Firstwave immediately with an eye toward expanding into adjacent markets.,” continued Mr. Brock.

“Our plan is to grow revenues, profits, and cash through organic growth and partnerships while seeking strategic and synergistic acquisitions that will be accretive to our earnings per share,” said Mr. Brock.

Discontinued Operations
On June 3, 2005, Firstwave entered into the Stock Purchase Agreement with AllAboutTickets LLC, now known as First Sports International (FSI), to sell its UK Subsidiary. As a result of this sale, there were no results from discontinued operations during the second quarter of 2006 compared to a loss from discontinued operations of $427,000 in the second quarter of 2005. During the period from June 3, 2005 through June 30, 2006, FSI paid a total of $673,615 to Firstwave against its promissory note and prepaid royalty expenses. The current balance due from FSI is $1,540,385 (the $500,000 reflected on our balance sheet in Current Note Receivable plus $675,000 in non-current Note Receivable plus $227,385 in prepaid royalties plus $138,000 in deferred interest income). Firstwave anticipates receiving the $1,540,385 which remains due as scheduled through June 30, 2008.

Cash Balance
Firstwave reported a cash balance of $915,000 at June 30, 2006, and continues to carry no debt. This was the third consecutive quarter of positive cash flows. As reported in accordance with Generally Accepted Accounting Principles (GAAP), Firstwave’s current ratio at June 30, 2006 was 2.1:1 (Current Assets of $2,285,000 divided by Current Liabilities of $1,096,000). Current liabilities were composed of deferred revenue of $911,000 from maintenance agreements, Accounts Payable of $49,000, and other accrued liabilities of $136,000.

Other
During the second quarter of 2006, the Company made no tax provision for income tax expense due to its tax net loss carryforwards. The Company has U.S. net operating loss carryforwards of approximately $23,300,000, expiring in years 2009 through 2019, which may be used to offset future income.

Firstwave will hold its second quarter earnings conference call on, August 17, 2006, at 4:00 P.M. EST. To participate in the call from the United States or Canada, please dial 866-256-3815 approximately five minutes prior to the start time. To participate in the call from outside the United States or Canada, please dial 703-639-1212 five minutes prior to the start time.

ABOUT FIRSTWAVE

Firstwave® Technologies, Inc. is a global provider of strategic CRM solutions specifically designed for “capturing the story so far” in sales and customer support applications. Firstwave’s solutions provide companies with fit-to-purpose features that optimize how companies win, maintain and grow customer and organizational relationships while improving the overall customer experience. With 20 years of experience in CRM, Firstwave’s legacy of CRM best practices and Customer-First Commitment has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net or call 1-800-540-6061.

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### NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the parties will be able to successfully launch a combined product offering and develop any significant customer following from the transactions described in this release, the Company's dependence on other parties to continue to perform under the agreements described in this release, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2006 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands; except per share data)

Consolidated Statement of Operations	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2005	2006	2005	2006

Net Revenues	$793	$958	$1,674	$1,557

Income (Loss) from continuing operations before income taxes	(440)	281	(762)	166

Income (Loss) from continuing operations after income taxes	(440)	281	(762)	166

Income (Loss) from discontinued operations	298	0	(130)	0

Net Income (Loss)	(142)	281	(892)	166

Dividends on preferred stock	(71)	(71)	(142)	(142)

Net Income (Loss) applicable to common shareholders	$(213)	$210	$(1,034)	$24

Income/(Loss) per common share - Basic
Income/(Loss) from continuing operations	$(0.19)	$0.08	$(0.33)	$0.01
Income/(Loss) from discontinued operations	0.11	-	(0.05)	-
Net income/(loss) per common share Basic	$(0.08)	$0.08	$(0.38)	$0.01

Income/(Loss) per common share - Diluted
Income/(Loss) from continuing operations	$(0.19)	$0.07	$(0.33)	$0.01
Income/(Loss) from discontinued operations	0.11	-	(0.05)	-
Net Income/(Loss) per common share - Diluted	$(0.08)	$0.07	$(0.38)	$0.01

Weighted average shares - Basic	2,710	2,784	2,710	2,749
Weighted average shares - Diluted	2,710	2,811	2,710	2,776

Consolidated Balance Sheet	Dec 31,	June 30,
	2005	2006
	(Unaudited)
Cash	$360	$916
Accounts receivable and other current assets	1,174	1,369
Total current assets	1,534	2,285

Non-current assets	2,725	1,689

Total assets	$4,259	$3,974

Current liabilities	$1,596	$1,096
Shareholders' equity	2,663	2,878

Total liabilities and shareholders' equity	$4,259	$3,974